EXHIBIT 99.1

Monolithic Power Systems Announces the Resignation of Chief Financial Officer and Appoints New Chief Financial Officer

SAN JOSE, Calif.  January 3, 2011—Monolithic Power Systems (MPS) (Nasdaq: MPWR) a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, today announced that Rick Neely has resigned from his position as Senior Vice President and Chief Financial Officer to pursue another opportunity at a private company.  Meera Rao will assume the position and responsibilities as MPS’s Chief Financial Officer effective immediately.

Ms. Rao joined MPS in January 2009 as Vice President Finance and Corporate Controller.  Prior to joining MPS, she was the principal in her own consulting practice working with semiconductor companies including setting up MPS business operations in Chengdu, China in 2006.  Ms. Rao has more than 20 years of experience in semiconductor and high tech companies and has held various senior executive positions including the CFO of Integration Associates, Vice President Finance and Interim CFO at Atrica, VP Finance at Raza Foundries, Corporate Controller and Interim CFO at nVIDIA as well as various positions at Advanced Micro Devices (AMD).  Ms Rao is a CPA and has an MBA from the University of Rochester.

“I’m very pleased with Meera accepting the position to be our new Chief Financial Officer,” said Michael Hsing, MPS Chief Executive Officer. “In the past two years Meera has become an integral part of the senior management team and MPS business operations.  In addition to her new role as CFO, Meera will be instrumental in implementing necessary business processes and systems to enable MPS to grow to a $500 million company.”

“I would like to thank Rick for his contributions to MPS over the past 5 years.  We wish Rick well as he pursues a new career opportunity,” said Michael Hsing.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC to DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL) backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in San Jose, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.